EXHIBIT 23

CONSENT OF HANNIS T. BOURGEOIS, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-150255 and Form S-8 No. 333-20631) of Britton & Koontz Capital Corporation and any related Prospectus of our Report of Independent Registered Public Accounting Firm dated March 22, 2010 on the consolidated financial statements of Britton & Koontz Capital Corporation and Subsidiaries for the years ended December 31, 2009 and 2008, and to the use of such Report, to be included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission.

/s/ Hannis T. Bourgeois, LLP
Hannis T. Bourgeois, LLP
Baton Rouge, Louisiana
March 22, 2010